Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Independence Contract Drilling, Inc. for the registration of debt securities, common stock, preferred stock, warrants and units and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the statements of operations, equity (deficit) and cash flows of Sidewinder Drilling Inc. for the year ended December 31, 2015, included in the Current Report on Form 8-K dated July 31, 2018 of Independence Contract Drilling, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

September 4, 2018